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Exhibit 14

                           Code of Ethics and Conduct

             ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 19, 2004

         Kendle International Inc. ("Kendle") and its directors, officers and employees have committed to conduct Kendle's business in accordance with the highest ethical standards of conduct. This Code sets out the principles to which all directors, officers and employees of Kendle are expected to adhere and advocate in meeting these standards. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to Kendle, its investors and the public.

Conflicts of Interest/Related Party Transactions

         Kendle's directors, officers and employees have an obligation to promote the best interests of Kendle at all times. They should avoid any action which may involve a conflict of interest with Kendle. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with suppliers, customers or competitors of a magnitude or nature that could impair the independence of any judgment they may need to make on behalf of Kendle. Conflicts of interest would also arise if a director, officer or employee, or a member of his or her family, receives improper payments or other personal benefits as a result of his or her position in Kendle.

         Directors, officers and employees must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of Kendle.

         Directors and officers shall provide full disclosure of any related party transaction to Kendle's Audit Committee Chairman, and all other employees shall provide full disclosure to their immediate supervisor.

         Where conflicts of interest arise, directors, officers and employees must provide full disclosure of the circumstances and remove themselves from any related decision making process. Directors and officers shall provide full disclosure to Kendle's Audit Committee Chairman, and all other employees shall provide full disclosure to their immediate supervisor. In addition to the obligations and responsibilities hereunder, all directors, officers and employees shall comply with Kendle's Conflict of Interest policy.

Corporate Opportunities

         Directors, officers and employees shall not take for themselves any business opportunities that are discovered through the use of Kendle property, information or position, use Kendle property, information or position for personal gain, or compete with Kendle in any manner. All directors, officers and employees owe a duty to Kendle to advance its legitimate business interests when the opportunity to do so arises.

Confidentiality

         Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by Kendle, except when disclosure is authorized or legally mandated. They should recognize that such information is the property of Kendle and only the corporation may authorize its publication or use by others. Confidential information includes, but is not limited to, all non-public information that might be used by Kendle's competitors or harmful to Kendle or its customers, if disclosed. Officers and management will inform subordinates, as

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         appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

Fair Dealing

         Kendle bases its relationships with customers, suppliers, competitors and employees on fair practices. Accordingly, all directors, officers and employees of Kendle should endeavor to deal fairly with all customers, suppliers, competitors and employees of Kendle. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Protection and Proper Use of Kendle Assets

         All directors, officers and employees must safeguard Kendle property, whether it is a piece of equipment, an electronic file or confidential information. All directors, officers and employees should ensure that all Kendle property is used in an efficient manner and for legitimate business purposes. Theft, carelessness and waste impact Kendle's profitability, and should be promptly reported through line management.

Compliance with Laws

         Directors, officers and employees of Kendle must respect, follow and cause Kendle to comply with all governmental laws, rules and regulations applicable to Kendle's business.

         In addition, all directors, officers and employees shall comply with Kendle's Insider Trading Policy and Foreign Corrupt Practices Policy.

Disclosure

         Kendle has an obligation to comply with all reporting requirements under the Securities Exchange Act of 1934 and Nasdaq listing requirements.

         In accordance with Kendle's disclosure obligations, financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will be able to determine their significance and consequence quickly and accurately.

         All financial officers shall communicate to executive management of Kendle and to the accountants engaged to conduct an audit of Kendle's financial statements, all relevant information and professional judgments or opinions. The financial officers shall encourage open communication and full disclosure of financial information by all relevant employees.

         Furthermore, any director, officer or employee in possession of material information must not disclose such information before its public disclosure and must take steps to ensure that Kendle complies with its timely disclosure obligations.

         All officers will ensure that all relevant employees understand Kendle's open communication and full disclosure standards and processes. Further, all officers shall ensure that all employees are aware of the Employee Complaint Procedure set forth herein which encourages employees to submit good faith complaints regarding Kendle's accounting, internal controls and auditing matters.

Compliance with Code of Ethics and Conduct

         If employees have knowledge or suspect noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with their immediate supervisor, or if the employee feels uncomfortable or otherwise believes it is inappropriate to discuss such

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         matter with their immediate supervisor, then the employee may discuss the matter directly with the Audit Committee Chairman or send an anonymous message to the Audit Committee by following the Employee Complaint Procedure outlined herein.

         If directors or executive officers have knowledge or suspect noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with the Audit Committee Chairman.

         Kendle will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation or suspected violation.

         Any waiver of this Code for directors, officers or employees may be made only by the Audit Committee and will be promptly disclosed as required by law.

         EMPLOYEE COMPLAINT PROCEDURE

            The Audit Committee of Kendle's Board of Directors has adopted an Employee Complaint Procedure, which may be amended from time to time and is set forth as Exhibit A to this Code, to encourage Kendle employees to submit good faith complaints regarding Kendle's accounting, internal accounting controls and auditing matters.

Accountability for Adherence to the Code

            All directors, officers and employees are responsible for abiding by this Code. This includes individuals responsible for the failure to exercise proper supervision and to detect and report a violation by their subordinates. Directors, officers and employees who violate the Code are subject to disciplinary action, up to and including dismissal.

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                                    IMPORTANT

         THIS CODE OF ETHICS AND CONDUCT AND THE POLICIES REFERENCED HEREIN DO NOT CONSTITUTE A CONTRACT OF EMPLOYMENT. NO CONTRACTUAL RIGHTS ARE CREATED BY ISSUING THIS CODE OR THROUGH REFERENCE OF SUCH POLICIES. THIS CODE OF ETHICS AND CONDUCT DOES NOT LIMIT THE OBLIGATIONS OF ANY EMPLOYEE UNDER ANY EXISTING NON-COMPETE, NON-DISCLOSURE OR ANY OTHER RELATED AGREEMENT TO WHICH THE EMPLOYEE IS BOUND OR UNDER POLICIES WHICH OTHERWISE APPLY TO THE EMPLOYEE.

         I have read and understood the Kendle Code of Ethics and Conduct. I understand I will be required to read this Code at least annually and provide certification to that effect.

__________________________________                 _______________
Employee                                                     Date

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                                                      CODE OF ETHICS AND CONDUCT
                                                                       EXHIBIT A

                          EMPLOYEE COMPLAINT PROCEDURE

                        Adopted by the Audit Committee on

                                February 19, 2004

         Kendle is strongly committed to complying with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Kendle's Audit Committee believes that all Kendle employees can play an important role in monitoring the Company's compliance with these matters. Accordingly, the Audit Committee has adopted this Employee Complaint Procedure as part of the Code of Ethics and Conduct (the "Code") to encourage Kendle employees to submit good faith complaints regarding Kendle's accounting, internal accounting controls and auditing matters. Employees may submit complaints under this Employee Complaint Procedure without fear of dismissal or retaliation of any kind. Kendle's Audit Committee will oversee confidential treatment of employee concerns in this area.

         The Audit Committee expects that employees will use the Employee Complaint Procedure to report any questionable accounting or auditing matters, including: (1) fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Kendle, (2) fraud or deliberate error in the recording and maintaining of financial records of Kendle, (3) deficiencies in, or noncompliance with, Kendle's internal accounting controls, (4) misrepresentation or false statement to or by an officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Kendle, or (5) deviation from full and fair reporting of Kendle's financial condition. The Audit Committee also expects that employees will use the Employee Complaint Procedure to report violations or suspected violations of the Code.

         In order to facilitate the reporting of employee complaints, the Audit Committee has established the following procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters or violations of the Code.

     -   Receipt of Employee Complaints

         Employees may forward complaints on a confidential or anonymous basis to the Chairman of the Audit Committee at P.O. Box __________.

     -   Treatment of Complaints

         Complaints relating to Accounting Matters or violations of the Code will be reviewed by the Audit Committee. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

         Appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

         Kendle will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any actions of such employee with respect to the good faith reporting of complaints hereunder.

     -   Reporting and Retention of Complaints and Investigations

         The Audit Committee or its appointee will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with Kendle's document retention policy.